Exhibit 99.1

Nanosphere Enters Into $30 Million Common Stock Purchase Agreement With Aspire Capital

NORTHBROOK, IL – March 18, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced it has entered into a Common Stock Purchase Agreement with Aspire Capital Fund, LLC (“Aspire Capital”), whereby Nanosphere has the right to sell up to $30 million of share of its common stock to Aspire Capital under certain conditions from time to time. Aspire Capital is an existing Nanosphere shareholder, having invested in the Company’s most recent underwritten public offering in September 2013.

Key aspects of the Purchase Agreement include:

•	Nanosphere will control the timing and amount of any sale of common stock to Aspire Capital, and will know the sale price before instructing Aspire Capital to purchase shares.

•	Aspire Capital has no right to require sales by the Company, but is obligated to make purchases as the Company directs, in accordance with the terms of the Purchase Agreement.

•	Aspire Capital shall not impose limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages.

•	The Purchase Agreement may be terminated by Nanosphere at any time, at its discretion, without additional cost or penalty.

“Our core U.S. microbiology business is continuing to grow and we expect our expanding infectious disease test menu to build upon this momentum. This facility provides us with another component in our financing plan that ensures Nanosphere has the capital necessary to take advantage of our growing market opportunities,” said Michael McGarrity, President and Chief Executive Officer of Nanosphere.

A more complete and detailed description of the Purchase Agreement and related registration rights agreement is set forth in the Company’s Current Report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

Any sales of the Company’s common stock to Aspire Capital pursuant to the Purchase Agreement will be pursuant to a prospectus supplement to the Company’s prospectus, dated November 5, 2012, filed as part of the Company’s effective $100 million shelf registration statement on Form S-3. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

As a reminder, Nanosphere will be hosting an Investor Day on Thursday, March 20, 2014, beginning at 8:00am Eastern Time, in New York City. The presentations, followed by a question-and-answer session, will be webcast live and archived on the Investor Relations section of Nanosphere’s corporate website at www.nanosphere.us.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody, Chief Financial Officer

847-400-9021

rmoody@nanosphere.us

Michael Rice, LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com

Media:

Lindsey Saxon, Director of Communications

847-400-9173

lsaxon@nanosphere.us